CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

Exhibit 10.17.1

14 November, 2005

Sumitomo Chemical Co., Ltd.

27-1, Shinkawa 2-chome, Chuo-ku

Tokyo 104-8260 Japan

Ladies and Gentlemen:

Reference is made to the License Agreement (the “Agreement”), dated August 13, 2001, by and between Cambridge Display Technology Limited (“Licensor”) and Sumitomo Chemical Co., Ltd. (“Licensee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, on August 13, 2001, the parties hereto entered into the Agreement; and

WHEREAS, concurrently with the execution and delivery of this Amendment, each of Licensor and Licensee are entering into that certain Joint Venture Agreement (the “Joint Venture Agreement”) providing for the establishment of a new joint venture company (“Newco”) to be owned by Licensor and Licensee;

WHEREAS, in connection with the Joint Venture Agreement, the parties desire to amend the Agreement as provided herein; and

WHEREAS, in connection with the Joint Venture Agreement, the parties desire to enter into this side letter agreement and agree to and acknowledge the following:

1.	Non-Exclusive License Grant. Section 3.0 of the Agreement shall be deleted and the following shall be inserted in lieu thereof:

“LICENSOR hereby grants to LICENSEE a world-wide, irrevocable, non-exclusive license, with a right to sublicense to LICENSEE’S Affiliate, including a joint venture at least 50% owned by LICENSEE, under the Licensed Patents and the Know-how, to manufacture, have manufactured, use and sell the Licensed Product.”

2.	Release. The first sentence of Section 5.0 of the Agreement shall be deleted and the following shall be inserted in lieu thereof:

“LICENSOR acknowledges that LICENSEE will not infringe the Device Patents by manufacturing, having manufactured, using or selling the LEP Polymer or ink containing the LEP Polymer.”

3.	Royalties and Other Payments. Upon the granting of a sublicense by Licensee to Newco (as such, the Sublicensee”), Section 6 of the Agreement shall be deleted and the following shall apply:

(a) The Sublicensee will pay to LICENSOR, on December 31, 2006, the sum of “***”.

(b) The Sublicensee shall pay royalties at a rate of “***” of the Net Selling Price of the Licensed Product sold by Sublicensee. For the avoidance of doubt, the royalties payable under the Agreement and pursuant to each of the License Agreement dated 14 November 2005 by and between CDT Oxford Limited and Sumation Company Limited and the License Agreement dated November 13, 2001 by and between Cambridge Display Technology Limited and The Dow Chemical Company, as amended (collectively, the “License Agreements”), shall be calculated in a manner such that the aggregate amount of royalty payments under the License Agreements shall be an amount equal to “***” of net sales and shall not be individually aggregated together to represent “***” of net sales.

(c) Notwithstanding anything to the contrary contained in the Agreement, it is specifically agreed that Licensee shall pay running royalties only on or after “***”.

This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, when taken together, shall construct one and the same agreement.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of England.

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

If the foregoing correctly sets forth our understanding as to the matters covered hereby, please execute and return to the undersigned the enclosed copy of this letter.

Very truly yours,

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED

By:	/s/ Stephen Chandler
	Name:	Stephen Chandler
	Title:	VP Legal and IP

ACCEPTED AND AGREED TO:

SUMITOMO CHEMICAL CO., LTD.

By:	/s/ Kiyohiko Nakae
Name:	Kiyohiko Nakae
Title:	Managing Executive Officer